Exhibit 99.4

Filed by Cowen Group, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed under Rule 14a-12 of the Securities Act of 1934

Subject Company: Cowen Group, Inc.

Commission File No. 000-52048

June 4, 2009

Dear Colleagues:

I would like to inform you of some exciting news.  This morning we announced that Cowen Group, Inc. and Ramius LLC have agreed to a combination that will create a diversified, financial services firm with opportunities in its defined areas of expertise what we believe is a solid foundation for future growth.  Ramius is a global asset manager with approximately $7.7 billion of assets under management.  The firm is headed by Peter Cohen, the former CEO of Shearson Lehman Brothers.

From our perspective, the landscape in which we compete is changing before our eyes and it is clear that consolidation in our business will occur over the next 24 months.  There are many people and firms that are looking forward with an eye toward how to fill the void left by the failure of some of our competitors and the consolidation of others.  After thoughtful and careful consideration, we determined that a combination between Cowen and Ramius positioned ourselves not only to take advantage of the recent, and historic, industry dislocations, but to also create an enterprise well-positioned for the future.

The combination of Cowen’s established investment banking, research and sales and trading businesses with Ramius’ alternative investment business should enable the new company to leverage its professional resources and footprint in the interests of all of our stakeholders.

The combined company will possess a complementary balance of capabilities that we believe will enable the Company to adopt a growth strategy that expands on the core competencies of both organizations.  We will benefit from a significant recurring and diversified revenue stream created by our combined asset management and sales and trading businesses, and our banking business will be well positioned for better equity new issue markets, and continued growth in advisory revenues.  In addition, the combined firm’s increased capital base will allow us to develop other complementary products and services such as a fixed income product.

Moreover, in our discussions and meetings with our counterparts at Ramius, we find great similarities and I am convinced that our firms have a tremendous cultural fit.  Both firms share the same vision of a sizable asset manager coupled with a premier sales, trading, research and investment banking platform that can operate as an alternative to the smaller boutiques and the larger, unwieldy commercial banks.  I believe that all of us are quite proud of our firm and its culture. I know that for me it is a compelling feature of Cowen.

Cowen and Ramius senior management are excited about the potential of our combined businesses and we look forward to working together to realize the combined company’s full potential.  The new company will retain the Cowen Group name for purposes of market consistency and recognition.  Peter, Ramius’ founder, will be the Chairman and CEO of the combined company and I will continue to run our broker-dealer business.

The transaction is expected to close in the fourth quarter of 2009.  We will communicate regularly in the coming months to update you as much as we can throughout the process.  In the meantime, it is important for all of us to remember that we will still operate as an independent company.  We must remain committed to meeting the demands of our clients and the fundamental tenets that have served us so well — uncompromising service, time-honored ethics, and a dedication to helping investors capitalize on change.

Thank you for your continued hard work and focus in this difficult economic period.  We look forward to completing this exciting transaction and working with you to grow our new business as a model for the industry.

Sincerely,

Greg

In connection with the proposed transaction, Cowen will file relevant materials with the SEC, including a registration statement on Form S-4 that will include a proxy statement of Cowen that also constitutes a prospectus of Cowen.  Cowen will mail the final proxy statement/prospectus to its stockholders.  Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Cowen and the proposed transaction.

Investors and security holders may obtain these documents (and any other documents filed by Cowen with the SEC) free of charge at the SEC’s website at www.sec.gov.  In addition, the documents filed with the SEC by Cowen may be obtained free of charge by directing such request to:  Investor Relations, 1221 Avenue of the Americas, New York, NY 10020 or from Cowen’s Investor Relations page on its corporate website at www.cowen.com.

The directors, executive officers, and certain other members of management and employees of Cowen may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of Cowen.

Information about the executive officers and directors of Cowen is set forth in the proxy statement for Cowen’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2008.